By: NewMediaWire May 16, 2017 at 10:00 AM EDT

WrapMail, Inc. changes name and symbol to Canbiola, Inc. (OTC-CANB), entering Cannabidiol (CBD) and Medical Cannabis Industry

HICKSVILLE, NY - (NewMediaWire) - May 16, 2017 - Canbiola, Inc. (OTC PINK: CANB) announced today the company has effected a name change to Canbiola, Inc. and effective today will begin trading under symbol CANB. This change is to reflect the shift in the company's business focus to wholesale and retail distribution of a variety of Cannabidiol (CBD) based products intended to include oils, creams, moisturizers, chews, vapes, isolate, gel caps, concentrate and water. Direct to consumer sales will be through our new website, www.canbiola.com -- currently pre orders are being taken with shipping commencement expected on May 25th of this year.

The company maintains its technological products, Wrapmail and Prosperity/Bullseye, and will work to integrate these products into the sales and distribution process for the company's CBD products.

Mr. Marco Alfonsi, CEO of Canbiola, stated, "It was a clear choice to enter the fast growing CBD and medical cannabis industry; however, after reviewing many initial transactions in this space, the company decided it was in the best interest of our shareholders to launch independently and seek to grow both organically and through potential future acquisitions." He added, "I'm extraordinarily excited about this new venture, and it's with great determination and a renewed vigor we embark down this path."

About Canbiola, Inc.

Canbiola, Inc. is a public company trading under symbol CANB

Canbiola, Inc. is a US Company embarking in the sale of a variety of Cannabidiol (CBD) based products. Canbiola is in the process of developing its own line of proprietary products as well as seeking synergistic value through acquisitions in the CBD and the medical cannabis industry. Cannabis is currently federally illegal and has legalized for medical purposes in some form in a limited number of states.

The company also owns two technological solutions, Wrapmail (US Patent 8,572,275), which turns traditional email into a powerful marketing and branding tool, as well Prosperity Systems and the Bullseye platform of document management and compliance targeted at broker dealers, public companies, and governmental agencies providing a flawless all-in-one solution for document management, retention and compliance.

Forward looking statements and risks and uncertainties

Matters discussed in this press release contain forward-looking statements. The words "anticipate," "believe," "estimate," "may," "intend," "expect," and similar expressions identify such forward-looking statements. Expected, actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. Forward-looking statements are subject to a number of risks and uncertainties, including but not limited to, risks and uncertainties associated with, among other things, the impact of economic, competitive, and other factors affecting our operations, markets, products, and performance. The matters discussed herein should not be construed in any way, shape or manner of our future financial condition or stock price. For more complete information regarding our business at Canbiola.

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CONTACT INFORMATION

Canbiola Investor Relations

IR@canbiola.com

Phone (516) 595-9544

http://www.canbiola.com